Exhibit 23.4

CONSENT OF WSP USA INC.

WSP USA Inc. (“WSP”) states that it is responsible for preparing or supervising the preparation of part(s) of the Technical Report Summary, titled “SEC Technical Report Summary Pre-Feasibility Study Granite Creek, Humboldt County, NV” (the “Technical Report Summary”) dated September 21, 2026, with an effective date of March 31, 2026.

Furthermore, WSP states that:

I.	WSP consents to the public filing of the Technical Report Summary by i-80 Gold Corp. (the “Company”);

II.

The Technical Report Summary was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission and supports the Current Report on Form 8-K dated September 21, 2026 (the “Form 8-K”);

III.

WSP consents, as a company whose principal business is providing engineering or geoscientific services, and whose business gives authority to a statement made by the company, to the use of WSP’s name in the Form 8-k, to any quotation from or summarization in the Form 8-K of the parts of the Technical Report Summary for which WSP is responsible, to the filing of the Technical Report Summary as an exhibit to the Form 8-K, and to the incorporation by reference in the Company’s Registration Statements on Form S-8 (File No. 333-280725) (the “Form S-8 Registration Statement”) and the Registration Statements on Form S-3, as amended and supplemented (File Nos. 333-286531 and 333-287243) (together with the Form S-8 Registration Statement, “Registration Statements”);

IV.

WSP confirms that it has read the portions of the Form 8-K relating to the parts of the Technical Report Summary for which WSP is responsible, and that such portions of the 8-K fairly and accurately reflect such information.

Dated September 21, 2026

WSP USA, Inc.

Authorized Signatory

/s/ Mathew Oommen

Name: Mathew Oommen

Title: Senior Vice President